EXHIBIT 99.1

PRESS RELEASE

For Immediate Distribution

MANAGEMENT OF MDI SUPPORTS
INCREASED ALL-CASH OFFER MADE BY LOGIBEC


Montreal, June 2, 2005. Today MDI Technologies, Inc. (TSX-V: MDD.U) ("MDI Technologies") announced that it has filed and intends to mail to shareholders a revised directors' circular in support of the bid by Logibec Groupe Informatique Ltd. (TSX: LGI) ("Logibec") to acquire, through its wholly-owned subsidiary, LGI Acquisition, Inc. ("LGI") all the outstanding common shares (the "Shares") of MDI Technologies.
Also today, Logibec announced that it has filed and intends to mail to shareholders a notice of variation and extension (the "Notice of Variation") with respect to the bid. In the Notice of Variation, Logibec increased its offer price for the Shares from US$2.40 to US$2.60 per Share and extended the expiry date of the bid to June 13, 2005. The Notice of Variation also included a condition that 90% of the issued and outstanding Shares be tendered in support of the bid.

The Notice of Variation was prepared as a result of the letter agreement dated May 26, 2005 (the "Letter Agreement") executed by Logibec, LGI, MDI Technologies and certain senior executives of MDI Technologies. Details of the Letter Agreement and the related agreements were disclosed by press release dated May 26, 2005.

ABOUT LOGIBEC

LOGIBEC is among the ten largest Canadian companies specializing in the development, marketing, implementation and support of information systems for the health and social services sector. Over 400 health organizations use its products and services delivered by an experienced team of employees that numbered over 200 as of March 31, 2005. The Company has its head office in Montreal as well as offices in Quebec City and Edmonton.

ABOUT MDI

MDI develops and markets a family of software products for the healthcare industry. Such products deliver an innovative system that allows long-term care facilities the ability to run clinical and accounting software applications either locally or over the Internet. In addition, MDI provides assessment tools and staging criteria for customized patient care in the long-term care segment of the healthcare market. In 1999, MDI began deploying its first product via the ultra-thin client technology based on Microsoft's Windows 2000 Terminal Server and Citrix MetaFrame. Such technologies allow the company to deliver its product offerings via the Internet from one central location, providing significant cost savings for both MDI and its customers.

FORWARD LOOKING INFORMATION: This news release may contain certain statements related to revenues, expenses, development plans and similar items that represent forward-looking statements. Such statements are based on assumptions and estimates related to future economic and market conditions. The assumptions are reviewed regularly by management, however, they involve risks and uncertainties including, without limitation, changes in markets and competition, technological and competitive developments, and potential downturns in economic conditions generally, that could cause actual results to differ materially from those contemplated in the forward-looking statements.

                              - 30 -

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Source:

LOGIBEC GROUPE INFORMATIQUE LTD.
Claude Roy
President and Chief Executive Officer
Tel:  (514) 766-0134
E-mail: claude_roy@logibec.com

MDI TECHNOLOGIES, INC.
Todd Spence
Chief Executive Officer
Tel:  (314) 439-6400
E-mail:  tas@mditech.com

THE TSX, THE TSX VENTURE EXCHANGE AND THE NASD OTCBB HAVE NOT REVIEWED AND DO NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS RELEASE.

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